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                                                                    EXHIBIT 99.1


KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                  NEWS
--------------------------------------------------------------------------------


FOR:        SIX FLAGS, INC.

CONTACT:    James F. Dannhauser, Chief Financial Officer
            122 East 42nd Street
            New York, NY  10168
            (212) 599-4693

            Debbie Nauser, Vice President of Public Relations
            (405) 475-2500 x 288

KCSA        Joseph A. Mansi / Sarah Shepard
CONTACT:    (212) 896-1205 / (212) 896-1236
            JMANSI@KCSA.COM / SSHEPARD@KCSA.COM
            ---------------   -----------------



                CITY OF MONTREAL SELECTS SIX FLAGS TO ACQUIRE
                               LA RONDE THEME PARK

                                   - - - -

      NEW YORK, December 18, 2000--Six Flags, Inc. (NYSE: PKS and PKSPA) announced today that it has entered into a letter of intent with the City of Montreal to acquire La Ronde, a 146 acre theme park located near downtown Montreal on the former site of the 1967 Montreal World's Fair. The Company indicated that it is currently negotiating a purchase contract whereby it would acquire all of the park assets for U.S. $20 million and lease the land from the City of Montreal on a long-term basis. As part of the transaction, Six Flags is committing to make an investment of U.S. $60 million in the park over 3-4 seasons commencing with the 2002 season. Assuming the transaction is consummated, Six Flags would take over the operation of the park for the 2001 season but would not make any investment in the facility until after that season.
                                     (more)

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SIX FLAGS/2


      Commenting on the transaction, Kieran E. Burke, Chairman and Chief Executive Officer of Six Flags stated: "We are truly honored to have been chosen by the City of Montreal to acquire La Ronde. This is a terrific opportunity for us. Montreal is a sophisticated, world class city with rich cultural traditions to draw on in the theming of the park. The City and the Province of Quebec provide a large residential population and significant numbers of tourists from which to attract park patrons. The park enjoys a superb location and already generates attendance in excess of one million visitors on an annual basis. With appropriate marketing and investment and the introduction of our Six Flags' brand and Warner Bros.' characters, we can transform La Ronde into a world class theme park."

      The proposed transaction is subject to, among other things, execution and delivery of a definitive purchase agreement and satisfactory completion of customary due diligence. A closing in early 2001 is anticipated.

      Six Flags is the world's largest regional theme park company, with thirty-seven parks in markets throughout North America and Europe.



THE INFORMATION CONTAINED IN THIS NEWS RELEASE, OTHER THAN HISTORICAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT. THESE STATEMENTS MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN SUCH STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CONSUMER SPENDING LEVELS, ADVERSE WEATHER CONDITIONS AND OTHER FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS.

THIS RELEASE AND PRIOR RELEASES ARE AVAILABLE ON THE KCSA PUBLIC RELATIONS WORLDWIDE WEB SITE AT WWW.KCSA.COM.